Exhibit 99.1

MJ Holdings Inc.’s Amargosa Farm Receives Approval from NYE County to Grow

Las Vegas, Nevada, Aug. 16, 2022 - MJ Holdings Inc. The NYE County Commission has approved and allowed our Amargosa Farm to grow marijuana plants outdoors for 21 acres.

In preparation for NYE County approval, we undertook all preparations to be able to plant seeds as soon as the approval was given.

“It’s nice to finally get beyond the approvals process in NYE County. We are looking forward to getting plants in the ground and starting the journey” stated, Tom Valenzuela, Director of Construction & Farm Operations at MJ Holdings Inc.

Growing plants outdoors comes with its own benefits and issues. The biggest issues being insects, animals and of course, the heat.

Insects such as spider mites can contaminate the plants and stunt growth, animals eat away and contaminate the plants and lastly, with temperatures of up to 110 Fahrenheit, cannabis plants would dry up quickly.

To address and solve these issues, we have planted in pots located inside a netted mesh dome. To control the temperature the plants are exposed to, we installed a wet wall and proper water irrigation system.

We are beyond excited that we were approved for 21 acres of outdoor grow as it gives us more than enough space to grow healthy and quality plants.

About MJ Holdings, Inc.

MJ Holdings Inc. (OTCPK: MJNE) is a highly diversified, publicly traded, cannabis holding company headquartered in the greater Las Vegas area. MJ Holdings currently provides cultivation management, licensing support, production management and asset and infrastructure development.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled “Risk Factors”, copies of which may be obtained from the SEC’s website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Company Contact:

Roger Bloss, Chief Executive Officer

roger@mjholdingsinc.com

(702) 879-4440